                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 15

     Certification and Notice of Termination of Registration under Section
       12(g) of the Securities Exchange Act of 1934 or Suspension of Duty
         to File Reports Under Sections 13 and 15(d) of the Securities
                             Exchange Act of 1934.

                      Commission File Number:  000-26367

                             ACTIVE SOFTWARE, INC.

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             (Exact name of registrant as specified in its charter)

                              3333 Octavius Drive
                         Santa Clara, California 95054
                                 (408) 988-0414

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  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                  COMMON STOCK

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            (Title of each class of securities covered by this Form)

                                      NONE

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  (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

        Rule 12g-4(a)(1)(i)                [X]               Rule 12h-3(b)(1)(ii)      [ ]
        Rule 12g-4(a)(1)(ii)               [ ]               Rule 12h-3(b)(2)(i)       [ ]
        Rule 12g-4(a)(2)(i)                [ ]               Rule 12h-3(b)(2)(ii)      [ ]
        Rule 12g-4(a)(2)(ii)               [ ]
        Rule 12h-3(b)(1)(i)                [ ]               Rule 15d-6                [ ]

         Approximate number of holders of record as of the certification or notice date: 1

         Pursuant to the requirements of the Securities Exchange Act of 1934, Active Software, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATE:  August 15, 2000                     BY:   /s/ Jon A. Bode
       --------------------------               ------------------------------
                                                 Name:  Jon A. Bode
                                                 Title: Chief Financial Officer